Exhibit 99.3

CONSENT OF FEDERICO CARRILO-ZURCHER

In connection with the filing by Enphys Acquisition Corp. (the “Company”) of its Registration Statement (the “Registration Statement”) on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments and supplements thereto.

Dated: August 13, 2021

/s/ Federico Carrillo-Zürcher

Federico Carrillo-Zürcher, Director Nominee